Exhibit 21

                         Subsidiaries of the Registrant

Name                                            State of Incorporation

Hydron Healthcare, Inc.                         Delaware
Spargos Advertising, Inc.                       Florida
Hydron Direct, Inc.                             Delaware
Hydron Direct Marketing, Inc.                   Delaware
Hydron Bentonite, Inc.                          Delaware
Hydron Pharmaceuticals, Inc.                    Delaware